Exhibit 99.1

AgEagle Announces Acquisition of Measure in the Next Step to Become the Company of Choice for End-to-End Drone Solutions

Strategic Acquisition of Award-Winning Aerial Intelligence Solutions Company, Valued at Approximately $45 Million, to Significantly Expand Autonomous Control Capabilities

WICHITA, Kan., April 19, 2021 (GLOBE NEWSWIRE) — AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry leading drone solutions provider, today announced its acquisition of Measure Global Inc. (“Measure”), an award-winning aerial intelligence solutions company, in a combination cash and stock transaction valued at approximately $45 million.

This is the third acquisition by AgEagle, and the second this year, as part of the Company’s core strategy to acquire and integrate only the best-in-class drone technologies required to deliver American-made, tailored drone solutions to the world. As commercial and industrial businesses continue to recover from the impact of the global pandemic, and the use of drones across a wide variety of industries and applications gain greater acceptance, AgEagle believes companies will seek trusted and robust partners capable of providing a one-stop shop for high quality drone solutions that effectively address business challenges. By adding Measure’s advanced software to the AgEagle platform, agriculture, commercial and industrial customers seeking to capitalize on the significant economic, safety and efficiency benefits made possible by drones used at scale now have a clear choice.

Founded in 2014 with operations in Washington, D.C. and Austin, Texas, Measure enables enterprises to realize the transformative benefits of drone technology through its game-changing Ground Control SaaS solution. Ground Control is a cloud-based, plug-and-play operating system that empowers pilots and large enterprises with everything they need to operate drone fleets, fly autonomously, collaborate globally, visualize data and integrate with existing business systems and processes. Measure has a world class customer base, including Marathon Pipeline, CNN, CoStar Group, LAPD, Nationwide Insurance, SECO Energy, Skanska and Syngenta, as well as many other Fortune 500 companies.

In August 2019, Measure was recognized by Frost & Sullivan with its Frost Radar Best Practices Award for Growth Excellence in the Drone Services Provider market. Measure received the highest score on Frost & Sullivan’s Growth Index, which reflects a company’s growth performance and track record, along with its ability to develop and execute a fully aligned growth strategy and effective sales and marketing tactics. Focused initially on commercial applications for drones, including agriculture, infrastructure, construction and insurance, Measure has also expanded into the government and military domain, and recently announced a project with the U.S. Air Force.

Michael Drozd, CEO of AgEagle, stated, “Measure represents the next step on our Company’s continued path as we evolve in becoming a global leader in end-to-end drone solutions; and it greatly complements our recent acquisition of advanced drone sensor leader MicaSense. In addition to established industry partnerships with Microsoft, Google, Amazon Web Services and other leading technology companies, coupled with a growing global customer base for its Ground Control software platform, Measure brings to AgEagle a world class team of drone technology experts with deep operational experience, tens of thousands of successful missions and industry recognition and respect as one of the world’s leading aerial intelligence solutions companies.”

Brandon Torres Declet, Co-Founder and CEO of Measure and recently appointed member of the FAA’s Drone Advisory Committee, added, “AgEagle and Measure are completely aligned on our vision for the future of The Drone Age™. As such, this merger represents a powerful marriage of strengths, experience and highly complementary capabilities and know-how that should earn us distinction as the leading provider of true end-to-end drone solutions on a global basis.”

For more detailed information about the acquisition, please refer to the related Form 8-K filed by AgEagle with the U.S. Securities and Exchange Commission and accessible at www.sec.gov.

About Measure Global Inc.

Measure is an aerial intelligence company that builds software to automate drone operations workflows. With end-to-end program management, user-friendly flight control and in-platform data analysis, Measure’s comprehensive software solution, Ground Control, helps businesses save thousands of hazardous man-hours and create millions of dollars in operational benefits. Measure has made significant contributions to the drone industry by marrying quality design with accessibility and improving efficiency, safety and scalability for commercial drone operations of all shapes and sizes. For more information, please visit www.measure.com.

About AgEagle Aerial Systems Inc.

Founded in 2010, Wichita-based AgEagle is one of the nation’s leading commercial drone technology, services and solutions providers. We deliver the metrics, tools and strategies necessary to define and implement drone-enabled solutions that solve important problems for our valued customers. AgEagle’s growth strategies are centered on the delivery of advanced drone technologies, contract manufacturing services and agtech solutions. Our goal is to establish AgEagle as one of the dominant commercial drone design, engineering, manufacturing, assembly and testing companies in the United States and become the world’s trusted source for turnkey drone delivery services and solutions. In addition, we continue to leverage our reputation as one of the leading technology solutions providers to the Agriculture industry with best-in-class drones, along with data analytics for hemp and other commercial crops. Through our subsidiary, AgEagle Sensor Systems, Inc., d/b/a MicaSense, we remain at the forefront of multispectral sensor development, providing high quality drone-based cameras to the global market. For additional information, please visit www.ageagle.com and www.micasense.com.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.